Exhibit (a)(1)(D)

SUPPLEMENT NO. 1 TO
OFFER TO PURCHASE FOR CASH
by
Hunter Maritime Acquisition Corp.
of
Up to 14,173,100 of its Class A Common Shares
at a Purchase Price of $10.125 Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 6, 2018, UNLESS THE OFFER IS EXTENDED.

The date of this Supplement No. 1 to the Offer to Purchase for Cash is October 23, 2018

If you do not tender your shares at this time, you will retain the right to participate in any proposed initial business combination or to redeem your shares at the time we conduct a tender offer in connection with such initial business combination.

Hunter Maritime Acquisition Corp. (the "Company," "we," "us" or "our") hereby amends and supplements its offer to purchase up to 14,173,100 of its Class A common shares, par value $0.0001 per share, at a purchase price of $10.125 per Class A common share, net to the seller in cash, for an aggregate purchase price of up to $143,502,637.50, subject to certain conditions described in the Offer to Purchase and in the related Letter of Transmittal. The Offer to Purchase, dated October 5, 2018, is hereby supplemented by this Supplement No. 1 to the Offer to Purchase for Cash (this "Supplement No. 1") (which, together with the Offer to Purchase and the Letter of Transmittal, as they may hereafter be amended or supplemented from time to time, constitute the "Offer") contains a description of certain amendments that are being made hereby.

The information, terms and conditions of the Offer set forth in the Offer to Purchase remain applicable in all respects to the Offer, except to the extent modified by this Supplement No. 1. Where information in the Offer to Purchase is in conflict with, is supplemented by or replaced by information in this Supplement No. 1, the information provided in this Supplement No. 1 shall govern. Capitalized terms used in this Supplement No. 1 but not otherwise defined have the meanings ascribed to those terms in the Offer to Purchase.

EXCEPT AS DESCRIBED IN THIS SUPPLEMENT NO. 1, ALL TERMS AND CONDITIONS OF THE OFFER REMAIN UNCHANGED.

Cover Page of Offer to Purchase

The Offer to Purchase is hereby amended by deleting the third paragraph on the cover page of the Offer to Purchase relating to the amendment of the Purchase Price in the Offer and to replace it with the following:

"The Purchase Price of $10.125 is equal to $153,627,637.50, the aggregate amount that will be on deposit in the trust account (the "Trust Account") established to hold the proceeds of our initial public offering ("IPO") as of the closing of the Offer, which aggregate amount will be comprised of (i) the proceeds from our IPO, net of taxes payable and interest that has been withdrawn for working capital, and (ii) funds we intend to deposit into the Trust Account prior to the closing or termination of the Offer, in an amount necessary to make the total amount on deposit in the Trust Account $153,627,637.50 (the "Purchase Price Contribution"), divided by the total number of outstanding Class A common shares sold as part of the units in our IPO. See "The Offer — Number of Class A common shares; Purchase Price; No Proration.""

The Offer to Purchase is hereby amended to add the following disclosure about the Monthly Extension Contribution (as defined below) after the fourth paragraph on the cover page of the Offer to Purchase:

"If the Offer is completed, CMB NV, a Belgian company and holder of our Class B common shares, which we refer to herein as "CMB" or our "Sponsor", or persons on its behalf,  has agreed to contribute to us $0.03 for each public share (defined below) that is not purchased in this Offer for each calendar month commencing on November 23, 2018 (the day by which we are currently required to complete our initial business combination) until the Extended Date, or such earlier date that we complete our initial business combination (the "Monthly Extension Contribution"). We will deposit the amount of the Monthly Extension Contribution in the Trust Account within five (5) business days of the beginning of each such calendar month, with respect to the previous such calendar month, commencing on December 23, 2018 and on the 23rd day of each subsequent month up to and including the Extended Date. Accordingly, if the Extension is approved and the Offer is completed, and assuming we take the full period of the Extension to complete an initial business combination, the redemption amount per share in the Second Tender Offer (as defined below) or in the event of our liquidation will be approximately $10.275 per share, in comparison to the Purchase Price of $10.125 per share in this Offer. The aggregate amount of the Monthly Extension Contribution will be repayable by us to our Sponsor if we complete an initial business combination. The Monthly Extension Contribution is conditioned on the completion of the Extension. The Monthly Extension Contribution will not occur if the Extension is not approved or the Offer is not completed."

Purchase Price and Total Maximum Purchase Price

The Purchase Price in the Offer will be $10.125 and the total maximum purchase price, if a total of 14,173,100 Class A common shares are validly tendered in the Offer and not properly withdrawn, will be $143,502,637.50. The Offer to Purchase and the Letter of Transmittal are hereby amended as follows to reflect the amended Purchase Price and Maximum Purchase Price:

•	All occurrences of the text "$10.00" in relation to the Purchase Price in the Offer are hereby amended to read "$10.125".

•
All occurrences of the text "$141,731,000" in relation to the total maximum purchase price, if a total of 14,173,100 Class A common shares are validly tendered in the Offer and not properly withdrawn, are hereby amended to read "$143,502,637.50".

The Maximum Tender Condition

The Offer to Purchase is hereby amended as follows to reflect that, because the Maximum Tender Conditions is not waivable by the Company, the Company will not accept for payment an additional amount of Class A common shares not to exceed 2% of our issued and outstanding Class A common shares without amending the Offer or extending the Expiration Date, as would be otherwise permitted under the rules of the SEC:

•
All occurrences of the following text are hereby deleted in their entirety: "In accordance with the rules of the SEC, we may, and we expressly reserve our right to, notwithstanding any other statement contained herein, accept for payment an additional amount of Class A common shares not to exceed 2% of our issued and outstanding Class A common shares without amending the Offer or extending the Expiration Date."

Questions and Answers About the Offer

The Offer to Purchase is hereby amended to add the following disclosure after the fourth paragraph under the question "Why are we making the Offer?" under the heading "Questions and Answers About the Offer"  to reflect the addition of the Monthly Extension Contribution:

"If the Offer is completed, our Sponsor or persons on its behalf, has agreed to contribute to us $0.03 for each public share (defined below) that is not purchased in this Offer for each calendar month commencing on November 23, 2018 (the day by which we are currently required to complete our initial business combination) until the Extended Date, or such earlier date that we complete our initial business combination (the "Monthly Extension Contribution"). We will deposit the amount of the Monthly Extension Contribution in the Trust Account within five (5) business days of the beginning of each such calendar month, with respect to the previous such calendar month, commencing on December 23, 2018 and on the 23rd day of each subsequent month up to and including the Extended Date. Accordingly, if the Extension is approved and the Offer is completed, and assuming we take the full period of the Extension to complete an initial business combination, the redemption amount per share in the Second Tender Offer (as defined below) or in the event of our liquidation will be approximately $10.275 per share, in comparison to the Purchase Price of $10.125 per share in this Offer."

The Offer to Purchase is hereby amended to delete the answer to the question  "What will be the purchase price for the Class A common shares and what will be the form of payment?" under the heading "Questions and Answers About the Offer" in its entirety and to add the following answer to reflect the amended Purchase Price:

"The Purchase Price for the Offer is $10.125 per Class A common share. The Purchase Price is equal to $153,627,637.50, the aggregate amount that will be on deposit in the Trust Account as of the closing of the Offer, which aggregate amount will be comprised of (i) the proceeds from our IPO, net of taxes payable and interest that has been withdrawn for working capital, and (ii) funds we intend to deposit into the Trust Account prior to the closing or termination of the Offer, in an amount necessary to make the total amount on deposit in the Trust Account $153,627,637.50 (the "Purchase Price Contribution"), divided by the total number of outstanding Class A common shares sold as part of the units in our IPO. The Purchase Price Contribution will be funded by a combination of our cash-on-hand held outside the Trust Account and, if necessary, a loan to us from our Sponsor."

 All Class A common shares we purchase will be purchased at the Purchase Price. See "The Offer — General; Purchase Price; No Proration." If your Class A common shares are purchased in the Offer, you will be paid the Purchase Price, in cash promptly after the Expiration Date (as defined in "Introduction")."

The Offer to Purchase is hereby amended to delete the answer to the question "How will the Company fund the payment for the Class A common shares" under the heading "Questions and Answers About the Offer" in its entirety and to add the following answer:

"In order to find the Purchase Price in the Offer, we will use (i) a portion of the funds raised in connection with our IPO which are currently held in the Trust Account for the benefit of our shareholders, and (ii) the Purchase Price Contribution, which will be funded by a combination of our cash-on-hand outside the Trust Account and, if necessary, a loan from our Sponsor. See "The Offer—Source and Amount of Funds and Certain Effects of the Offer.""

The Offer to Purchase is hereby amended to add the following question and answer under the heading "Questions and Answers About the Offer":

"Q.	How will the Monthly Extension Contribution be funded?

A.
Our Sponsor or persons on its behalf have agreed to fund the Monthly Extension Contribution. We will deposit the amount of the Monthly Extension Contribution in the Trust Account within five (5) business days of the beginning of each such calendar month, with respect to the previous such calendar month, commencing on December 23, 2018 and on the 23rd day of each subsequent month up to and including the Extended Date, or such earlier date that we complete our initial business combination. Because of the Monthly Extension Contribution, if the Extension is approved and the Offer is completed, as assuming we take the full period of the Extension to complete an initial business combination, the redemption amount per share in a Second Tender Offer or in the event of our liquidation will be approximately $10.275 per share, in comparison to the Purchase Price of $10.125 per share in this Offer."

The Offer to Purchase is hereby amended to delete the answer to the question "Can the Offer be extended, amended or terminated and, if so, under what circumstances?" under the heading "Questions and Answers About the Offer" in its entirety and to add the following answer:

"We may extend or amend the Offer to the extent we determine such extension or amendment is necessary or is required by applicable law, rule or regulation. However, due to the requirements in our Charter and the IMTA that we must liquidate the Trust Account by November 23, 2018, we will not extend the Offer beyond November 23, 2018.

We intend to provide interim amendments to the Offer electronically via filings with the SEC. Certain amendments to the Offer may require an extension of the Offer if deemed material. If we extend the Offer, we will delay the acceptance of any Class A common shares that have been validly tendered and not properly withdrawn pursuant to the Offer. We can also terminate the Offer if any of the offer conditions listed in "The Offer — Conditions of the Offer" occur, or the occurrence thereof has not been waived. See "The Offer — Extension of the Offer; Termination; Amendment.""

Information About Hunter Maritime Acquisition Corp.—Our Assets and Liabilities and Other Financial Information

The Offer to Purchase is hereby amended to delete the first paragraph under the heading "Information About Hunter Maritime Acquisition Corp.—Our Assets and Liabilities and Other Financial Information" and to replace it with the following:

"Our assets are comprised principally of amounts on deposit in the Trust Account and cash that we have outside of the Trust Account. The net proceeds from the IPO remain on deposit in the Trust Account earning interest. As of September 30, 2018, we had $151,731,000 held in the Trust Account, which included deferred underwriting fees of $5,310,585. Additionally, as of September 30, 2018, we had $1,687,552 outside the Trust Account including the interest earned on the Trust Account that we have since withdrawn in accordance with the Investment Management Trust Agreement to pay working capital expenses. Prior to the closing of the Offer, we intend to deposit the Purchase Price Contribution into the Trust Account, which will be funded by a combination of our cash-on-hand held outside the Trust Account and, if necessary, a loan to us from our Sponsor. As a result, at the closing or termination of the Offer, we will have $153,627,637.50 on deposit in the Trust Account. Each Class A common share that is redeemed by us in the Offer will reduce amounts available to us from the Trust Account by $10.125."

The Extension—The Extension Amendment and the IMTA Amendment

The Offer to Purchase is hereby amended to add the following disclosure under the heading "Purpose of the Extension" to reflect the addition of the Monthly Extension Contribution:

"Because of the Monthly Extension Contribution, if the Extension is approved and the Offer is completed, and assuming we take the full period of the Extension to complete an initial business combination, the redemption amount per share in a Second Tender Offer or in the event of our liquidation will be approximately $10.275 per share, in comparison to the Purchase Price of $10.125 per share in this Offer. The Monthly Extension Contribution is conditioned on the completion of the Extension. The Monthly Extension Contribution will not occur if the Extension is not approved or the Offer is not completed."

The Offer to Purchase is hereby amended as follows to reflect the following:

All references in the Offer to Purchase to "Annex I hereto" in relation to the Extension Amendment or "Annex II hereto" in relation to the IMTA Amendment, or any contextual variation thereof, are hereby replaced by references to Annex A (in relation to the Extension Amendment) and Annex B (in relation to the IMTA Amendment) to the Company's proxy materials relating to the Extension Meeting, which were distributed to shareholders of record as of October 1, 2018 and filed as an exhibit to our Report on Form 6-K filed with the SEC on October 5, 2018, and thereafter supplemented.

The Offer—General Terms; Purchase Price; Source and Amount of Funds and Certain Effects of the Offer

The Offer to Purchase is hereby amended as follows to reflect the amended maximum Purchase Price in the Offer in consideration of the amended Purchase Price:

All occurrences of the text "$10,000,000" in relation to the maximum aggregate purchase price in the Offer of $143,502,637.50 and the amount the Company intends to have remaining in the Trust Account after the completion of the Offer are hereby amended to read "$10,125,000".

The Offer to Purchase is hereby amended to delete the first paragraph under the heading "The Offer—Purchase Price" and replace it with the following to clarify the calculation of the amended Purchase Price:

"The Purchase Price is $10.125 per Class A common share. We are required to conduct the Offer in accordance with the terms of our Charter. In connection with the Extension Amendment and upon its approval at the Extension Meeting, our Charter requires us to make the Offer at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account. Accordingly, the Purchase Price is equal to the per share amount of the Class A common shares sold in our IPO on deposit in the Trust Account as of the closing of the Offer, which aggregate amount will be comprised of (i) a portion of the funds raised in connection with our IPO which are currently held in the Trust Account for the benefit of our shareholders, and (ii) the Purchase Price Contribution, which will be funded by a combination of our cash-on-hand outside the Trust Account and, if necessary, a loan from our Sponsor."

The Offer to Purchase is hereby amended to delete the first paragraph under the heading "The Offer—Source and Amount of Funds and Certain Effects of the Offer" and replace it with the following in order to clarify the source and amount of funds needed to fund the amended Purchase Price:

"We expect that up to $143,502,637.50 will be required to purchase the Class A common shares tendered pursuant to the Offer if the Offer is fully subscribed. The purchase of shares tendered in the Offer will be funded by the Company from the IPO proceeds plus the Purchase Price Contribution, which amounts, held in our Trust Account, will be released to us in connection with the Extension, but the fees and expenses specifically related to the Offer will either be paid with the funds available to us outside of the Trust Account, by loans from our officers and directors or their affiliates or upon the consummation of an initial business combination."

The Offer to Purchase is hereby amended to add the following disclosure following the second paragraph under the heading "The Offer—Source and Amount of Funds and Certain Effects of the Offer":
"Because of the Monthly Extension Contribution, if the Extension is approved and the Offer is completed, and assuming we take the full period of the Extension to complete an initial business combination, the redemption amount per share in a Second Tender Offer or in the event of our liquidation will be approximately $10.275 per share, in comparison to the Purchase Price of $10.125 per share in this Offer."
_________

The Offer to Purchase and this Supplement contain important information which should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance regarding the Offer may be directed to Morrow Sodali LLC, as information agent (the "Information Agent") for the Offer, at the telephone numbers and e-mail address below. You may request additional copies of the Offer to Purchase, the Supplement, the Letter of Transmittal, and the other Offer documents, if any, from the Information Agent at the telephone number and e-mail address below. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

Morrow Sodali LLC
470 West Avenue, Stamford CT 06902
 Telephone: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400
Email:  HUNT.info@morrowsodali.com

Hunter Maritime Acquisition Corp.
October 23, 2018

5